SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                     ______________________

                          SCHEDULE 13D

            Under the Securities Exchange Act of 1934
                       (Amendment No. 16)*

                      AEP Industries, Inc.
                        (Name of Issuer)

                             Common
                 (Title of Class of Securities)

                            001031103
                         (CUSIP Number)

                        Arthur Goetchius
EGS Partners, L.L.C., 300 Park Ave., 21st Fl., New York, NY 10022
                          212-755-9000
          (Name, address and telephone number of person
        authorized to receive notices and communications)

                         March 19, 1996
     (Date of event which requires filing of this statement)
        If the filing person has previously filed a statement on
Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box [ ].

        Check the following box if a fee is being paid with the statement[]. (A fee is not required only if the reporting person:
(1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

        NOTE: Six copies of this statement, including all exhibits, should be filed with the Commission. See Rule 13d-1(a) for other parties to whom copies are to be sent.


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

          The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of
          Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       PAGE 1 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         EGS Associates, L.P.
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                    WC
____________________________________________________________
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
     (6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
_________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        138,418
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        138,418
_________________________________________________________________
      (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        138,418
_________________________________________________________________
      (12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        2.88%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        PN
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!

                       PAGE 2 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         EGS Partners, L.L.C.
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                    OO
____________________________________________________________
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
_________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        378,901
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        378,901
_________________________________________________________________

(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        378,901
_________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        7.87%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        IA
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!

                       PAGE 3 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Bev Partners, L.P.
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                    WC
____________________________________________________________
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
_________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        120,033
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        120,033
_________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        120,033
_________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        2.49%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        PN
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!


                              PAGE 4 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Jonas Partners, L.P.
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                    WC
____________________________________________________________
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         Delaware
_________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        7,883
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        7,883

_________________________________________________________________
    (11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        7,883
_________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        .16%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        PN
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!

                              PAGE 5 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         William Ehrman
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                         AF   PF
____________________________________________________________
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
_________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        37,811
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        645,235
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        37,811
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        681,003
_________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        718,814
_________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        14.93%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        IN
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!



                       PAGE 6 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Frederic Greenberg
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                         AF   PF
____________________________________________________________
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
_________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        6,003
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        646,035
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        6,003
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        646,035
_________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        652,038
_________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        13.55%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        IN
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!

                       PAGE 7 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Frederick Ketcher
_________________________________________________________________
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                         AF   PF
____________________________________________________________
     (5)  CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS
          REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
_________________________________________________________________
NUMBER OF      (7)  SOLE VOTING POWER
                                        4,802
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        645,235
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        4,802
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        645,235
_________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        650,037
_________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        13.50%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        IN
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!

                       PAGE 8 OF 11 PAGES

                               13D
CUSIP No. 001031103
_________________________________________________________________
(1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO.
          OF ABOVE PERSON
                         Jonas Gerstl
_________________________________________________________________

     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **

(a)  [ ]

(b)  [X]
_________________________________________________________________
(3)  SEC USE ONLY

_________________________________________________________________
(4)  SOURCE OF FUNDS **
                         AF
____________________________________________________________
     (5) CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
[ ]
_________________________________________________________________
(6)  CITIZENSHIP OR PLACE OF ORGANIZATION
                         United States
_________________________________________________________________

NUMBER OF      (7)  SOLE VOTING POWER
                                        -0-
SHARES
          ______________________________________________________________
BENEFICIALLY   (8)  SHARED VOTING POWER
                                        645,235
OWNED BY
          ___________________________________________________________
EACH           (9)  SOLE DISPOSITIVE POWER
                                        -0-
REPORTING
          ______________________________________________________________
PERSON WITH    (10) SHARED DISPOSITIVE POWER
                                        645,235
_________________________________________________________________
(11)  AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
                                        645,235
_________________________________________________________________
(12)  CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (11) EXCLUDES CERTAIN SHARES **
[ ]
_________________________________________________________________
(13)  PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (11)
                                        13.40%
_________________________________________________________________
(14)  TYPE OF REPORTING PERSON **
                                        IN
_________________________________________________________________
** SEE INSTRUCTIONS BEFORE FILLING OUT!

                       PAGE 9 OF 11 PAGES

     The Schedule 13D, initially filed on March 30, 1990, as amended, of (i) EGS Associates, L.P., a Delaware limited partnership ("EGS Associates"), (ii) EGS Partners, L.L.C., a Delaware limited liability company ("EGS Partners"), (iii) Bev Partners, L.P., a Delaware limited partnership ("Bev Partners"),
(iv) Jonas Partners, L.P., a Delaware limited partnership ("Jonas Partners"), (v) William Ehrman, (vi) Frederic Greenberg, (vii) Frederick Ketcher, and (viii) Jonas Gerstl, relating to the common stock, $0.01 par value per share (the "Common Stock") issued by AEP Industries, Inc. (the "Company"), is hereby amended by this Amendment No. 16 to the Schedule 13D as follows:


ITEM 3.   SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

     Item 3 of the Schedule is hereby supplemented by the addition of the following:

     On March 18, 1996, William Ehrman's spouse purchased 700 shares of Common Stock in an open market transaction. The shares were purchased through, and are held in, a margin account at Bishop Rosen & Company.

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

     On March 18, 1996, a member of William Ehrman's immediate family purchased 400 and 300 shares of Common Stock in open market transactions at a price of $23.63 and $24.00 per share, respectively.

     On January 2, 1996, a trust, which was a limited partner of Jonas Partners, withdrew from Jonas Partners. 11,856 shares of Common Stock were distributed from Jonas Partners as a distribution in kind with respect to such trust's partnership interest. The shares were (together with other [cash and securities]) deposited into an account managed by EGS Partners in the name of the withdrawing partner.

     Item 5(iv) of the Schedule is hereby amended and restated in its entirety as follows:

     "Jonas Partners owns 7,883 shares of Common Stock, constituting less than 1% of the shares outstanding."

     Item 5(v) of the Schedule is hereby amended by deleting the number "72,879" and the percentage "1.51" from the first sentence thereof, and inserting in replacement therefore the number
"73,579" and the percentage "1.53", respectively.

     Item 5(v) of the Schedule is hereby supplemented by the addition of the following:

     William Ehrman was previously reported as having shared voting power in connection with certain shares owned by his spouse and daughter. Upon further examination, Mr. Ehrman does not have shared voting power with respect to such shares. Therefore, the number of shares reported on the cover page hereof for Mr. Ehrman with respect to shared voting power has been reduced accordingly.

                         PAGE 10 OF 11 PAGES

                           SIGNATURES



     After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED: March 26, 1996              /s/ WILLIAM EHRMAN
                                   William Ehrman, individually
                                   and as general partner of each
                                   of EGS ASSOCIATES, L.P., BEV
                                   PARTNERS, L.P. and JONAS
                                   PARTNERS, L.P. and as a member
                                   of EGS PARTNERS, L.L.C.

                                   /s/ FREDERIC GREENBERG
                                   Frederic Greenberg,
                                   individually and as general
                                   partner of each of EGS
                                   ASSOCIATES, L.P., BEV
                                   PARTNERS, L.P. and JONAS
                                   PARTNERS, L.P. and as a member
                                   of EGS PARTNERS, L.L.C.

                                   /s/ FREDERICK KETCHER
                                   Frederick Ketcher,
                                   individually and as general
                                   partner of each of EGS
                                   ASSOCIATES, L.P., BEV
                                   PARTNERS, L.P. and JONAS
                                   PARTNERS, L.P. and as a member
                                   of EGS PARTNERS, L.L.C.

                                   /s/ JONAS GERSTL
                                   Jonas Gerstl, individually and
                                   as general partner of each
                                   of EGS ASSOCIATES,
                                   L.P., BEV PARTNERS, L.P.
                                   and JONAS PARTNERS, L.P. and as a
                                   member of EGS PARTNERS, L.L.C.


                         PAGE 11 OF 11 PAGES